Exhibit 99.1

RLJ ENTERTAINMENT, INC. REFINANCES DEBT
– Reduced debt service increases financial flexibility to invest in growth strategy –

SILVER SPRING, MD – September 11, 2014 – RLJ Entertainment, Inc. (NASDAQ: RLJE) announced today that it has entered into a new $70 million, five year credit facility with a syndicate of lenders led by McLarty Capital Partners, as lead administrative agent. RLJ Entertainment used the proceeds from its new credit facility to pay off the outstanding borrowings under its previous credit facility totaling $56.1 million and the balance less closing fees for incremental working capital. The company’s new credit facility reduces future debt service by approximately $11.2 million compared to the remaining three year term of the previous facility with the majority of the benefit in the next year and a half. The company anticipates utilizing the projected increased cash flow to increase its investment in content and expand its proprietary digital subscription video-on-demand (“SVOD”) channels.

Robert L. Johnson, Chairman of RLJ Entertainment commented, “The RLJ Entertainment management team under the leadership of CEO Miguel Penella, is now well-positioned to become a significant player in expanding and launching two targeted streaming channels. ACORN TV, our existing streaming service, continues to grow and fulfill a demand for content from discerning consumers who enjoy British mysteries and dramas. Our soon to be launched urban movie channel will be a targeted streaming service that showcases the creativity of urban talent and appeals to an audience that is currently grossly underserved on digital streaming platforms. RLJ Entertainment’s business model is to leverage our ability to license and distribute content – both physical and digital – and at the same time create targeted subscription-based streaming channels. Because of this strategy, RLJ Entertainment is poised to be preeminent in the expanding demand for targeted digital content.”

Miguel Penella, Chief Executive Officer of RLJ Entertainment, added, “We have been actively looking for an opportunity to optimize our capital structure and create a stable environment for our long-term growth strategy. Our goal is to redeploy the savings we expect to achieve towards investing in unique IP content, securing long-term strategic content pipelines with producers and accelerating the expansion of our nascent proprietary digital SVOD channels.”

Mr. Penella continued, “Our growing library of premier high quality episodic long-form television and feature film content targeted to discerning audiences uniquely positions us to capitalize on the significant growth of digital and over-the-top platforms.”

On September 11, 2014, RLJ Entertainment, Inc. (the “Company) and the majority of its subsidiaries entered into a syndicated Credit and Guaranty Agreement (the “Credit Facility”) with certain lenders, McLarty Capital Partners SBIC, L.P. (“McLarty”), as Administrative Agent, The syndicate loan includes five lenders. The Credit Facility includes a term loan totaling $70 million with a final maturity of five years, at an interest rate equal to (a) LIBOR plus 10.64% for so long as the unpaid principal amount of the Credit Facility is greater than $65 million and (b) LIBOR plus 9.9% thereafter. The quarterly principal amortization is 3.5% year 1-2, 5% year three and 7.5% for remaining term with any unpaid balance due at maturity. The obligations under the Credit Facility are secured by a lien on substantially all of the assets of the Credit Parties, pursuant to the Pledge and Security Agreement, dated as of September 11, 2014, by and among the Company, the participating subsidiaries and McLarty, as Collateral Agent. The initial debt service begins on December 31, 2014.

The Credit Facility contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of facility. The facility is subject to compliance with a number of financial covenants, affirmative covenants and other restrictions on an ongoing basis. The principal financial covenants are (1) Senior Debt Leverage Ratio that initially is 4.64 : 1.00 and declines to 2.67 : 1.00 by end of 2016 and for remainder term, (2) Total Debt Leverage Ratio that initially is 5.71 : 1.00 and declines to 3.44 : 1.00 by end of 2016 and for remainder term and (3) Fixed Charges Coverage Ratio that initially is 1.10: 1.00 and increases to 1.59 : 1.00 by end of 2016 and for remainder term. Additionally, there is a media content library and Agatha Christie Ltd investment fair value test which provides for incremental principal payments by the Company if the fair value of the combined assets declines from the initial value subject to a provided cushion.

About RLJ Entertainment, Inc.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee and distributor of entertainment content and programming in primarily North America, the United Kingdom and Australia with over 5,300 exclusive titles. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), One Village (urban), Acacia (fitness), Athena (documentaries) and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit UK mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV and Acacia TV, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers.

Forward Looking Statements

This press release may include "forward looking statements" within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition. In some cases, forward-looking statements may be identified by words such as "will," "should," "could," "may," "might," "expect," "plan," "possible," "potential," "predict," "anticipate," "believe," "estimate," "continue," "future," "intend," "project" or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions. Factors that might cause such differences include, but are not limited to:

•	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA or realize synergies;

•	Our ability to make scheduled payments or to refinance our debt obligations;

•	Our ability to satisfy financial ratios;

•	Our ability to fund planned capital expenditures and development efforts;

•	Our inability to gauge and predict the commercial success of our programming;

•	Our ability to estimate sales returns;

•	The ability of our officers and directors to generate a number of potential investment opportunities;

•	Our ability to maintain relationships with customers, employees, suppliers and lessors;

•	Delays in the release of new titles or other content;

•	The effects of disruptions in our supply chain;

•	The loss of key personnel;

•	Our public securities' limited liquidity and trading; or

•	Our ability to continue to meet the NASDAQ Capital Market continuing listing standards.

You should carefully consider and evaluate all of the information in this press release, including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including "Item 1A. Risk Factors." If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release. Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this press release.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relation Contact:

Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com